Exhibit 10.14

EXECUTION VERSION

METALLOPHILE™ TECHNOLOGY LICENSE AGREEMENT

This Metallophile™ Technology License Agreement (“Agreement”), effective as of October 13, 2014 (the “Effective Date”), is entered into by and between VPS-1, Inc., a Delaware corporation with a principal place of business at 4505 Emperor Blvd., Suite 300, Durham, North Carolina 27703 (“Primary”), and Innocrin Pharmaceuticals, Inc. (originally incorporated as Hephestics, Inc. and formerly known as Viamet Pharmaceuticals, Inc.), a Delaware corporation with a principal place of business at 4505 Emperor Blvd., Suite 300, Durham, North Carolina 27703 (“Legacy”). Primary and Legacy may collectively be referred to as the “Parties” (and each, as a “Party”).

WHEREAS, Primary, Legacy, and certain other related entities have undergone a corporate restructuring such that certain intellectual property assets and other assets have been transferred to, and are owned or controlled by, Primary instead of Legacy, including but not limited to certain assets and know-how related to Metallophile™ Technology (as defined below);

WHEREAS, the Parties wish Primary to grant Legacy certain rights under the Metallophile™ Technology in order to enable Legacy to continue the further research and development of compounds targeting the Target (as defined below), including but not limited to the compound known to the Parties as VT-464 and certain related compounds.

NOW THEREFORE, intending to be legally bound, Legacy and Primary hereby covenant and agree as follows:

1. Definitions.

1.1 “API” means active pharmaceutical ingredient.

1.2 “Affiliate” means, with respect to a party, any Person that controls, is controlled by, or is under common control with that party. For the purpose of this definition, “control” shall mean direct or indirect ownership of more than fifty percent (50%) of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or more than fifty percent (50%) of the equity interest in the case of any other type of legal entity, or any other arrangement whereby the Person has the power to elect a majority of the board of directors or equivalent governing body of a corporation or other entity, or the ability to cause the direction of the management or policies of a corporation or other entity. The parties acknowledge that in the case of certain entities organized under the laws of certain countries, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity. Notwithstanding anything to the contrary, neither Innocrin Pharmaceuticals Holdings, LLC (“Legacy Parent”) nor Legacy shall be considered an Affiliate of Primary, and Primary shall not be considered an Affiliate of either Legacy Parent or Legacy, for purposes of this Agreement.

1.3 “Applicable Laws” means any applicable laws, statutes, rules, regulations, ordinances, guidelines, and other pronouncements having the effect of law of any federal,

national, multinational, state, provincial, county, city or other political subdivision, agency or other body, domestic or foreign, including but not limited to those that may apply to the use, manufacture, sale, development, or commercialization of pharmaceutical or biological products or the performance of either Party’s obligations, or the exercise of either Party’s rights, under this Agreement.

1.4 “Change of Control” means (a) any consolidation or merger of a Party with or into any Third Party, or any other corporate reorganization involving a Third Party, in which those persons or entities that are stockholders of such Party immediately prior to such consolidation, merger or reorganization own less than fifty percent (50%) of the surviving entity’s voting power immediately after such consolidation, merger or reorganization; (b) a change in the legal or beneficial ownership of fifty percent (50%) or more of the voting securities of any Party (whether in a single transaction or series of related transactions) where, immediately after giving effect to such change, the legal or beneficial owner of more than fifty percent (50%) of the voting securities of such Party is a Third Party; or (c) the sale, transfer, lease, license or other disposition of all or substantially all of a Party’s assets (or that portion thereof related to this Agreement) in one or a series of related transactions to a Third Party.

1.5 “Commercially Reasonable Efforts” means the carrying out of obligations or tasks in a manner consistent with the efforts a Party devotes to research, development or marketing of a product or products of similar market potential, profit potential or strategic value resulting from its own research efforts or for its own benefit, taking into account technical, regulatory and intellectual property factors, target product profiles, product labeling, past performance, costs, economic return, the regulatory environment and competitive market conditions in the market niche, all based on conditions then prevailing, and subject to and in consideration of, in each case, the resources available to such Party and within such Party’s organization for such efforts.

1.6 “Control” or “Controlled” means, with respect to any Know-How or Patent Rights, the legal authority or right whether by ownership, license or otherwise of a party to grant a license or a sublicense of or under such Know-How or Patent Rights to another Person, without breaching the terms of any agreement with, or misappropriating the proprietary or trade secret information of, any other Person.

1.7 “Cover” means that the use, manufacture, sale, offer for sale, development, commercialization or importation of the subject matter in question by an unlicensed entity would infringe a Valid Claim of a Patent Right.

1.8 “Derivative” means, with respect to VT-464, any analog, isomer, tautomer, enantiomer, diastereomer, prodrug, metabolite, ester, salt, hydrate, solvate, racemate, or polymorph thereof.

1.9 “EU” means any member nation of the European Union as of the Effective Date.

1.10 “FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.11 “Governmental Authority” means any court, agency, department or other instrumentality of any foreign, federal, state, county, city or other political subdivision (including any supra-national agency such as in the EU), including but not limited to, in the United States of America, the FDA.

1.12 “Information” means information, results and data of any type whatsoever, including without limitation, databases, inventions, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including pharmacological, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, and patent and other legal information or descriptions.

1.13 “Know-How” means any non-public Information and other trade secrets, data, instructions, processes, methods, formulae, techniques, compositions, materials, expert opinions and information, including without limitation, biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information. For the avoidance of doubt, Know-How shall exclude Patent Rights.

1.14 “Legacy Acquired Entity” means, in the event Legacy or any Affiliate thereof acquires any Third Party or all or substantially all of the stock, assets, or business of a Third Party or otherwise obtains control of a Third Party (with “control”, for purposes of this definition, having the meaning set forth above in the definition of “Affiliate”), such Third Party or any Affiliate thereof.

1.15 “Legacy Acquiring Entity” means any entity that acquires all or substantially all of the stock, assets, or business of Legacy (or all or substantially all of the assets or business thereof related, in either case, to this Agreement) or otherwise obtains control of Legacy (with “control”, for purposes of this definition, having the meaning set forth above in the definition of “Affiliate”), or any Affiliate of such an entity.

1.16 “Legacy Field” means the research and development of Target Inhibitors, including but not limited to VT-464 or any Derivatives, for human or veterinary therapeutic, prophylactic, or diagnostic use.

1.17 “Legacy Know-How” means any Know-How, other than Metallophile™ Improvements (which are assigned to Primary pursuant to Section 5.3), Controlled by Legacy or any Affiliate thereof that concerns any Permitted Primary Structure Information, or that otherwise is reasonably necessary or useful to predict, identify, generate, or develop the composition or structure of Metalloprotein Inhibitors, provided that Legacy Know-How excludes Patent Rights.

1.18 “Legacy Licensee” means any Third Party granted, a license or sublicense to make, have made, use, sell, offer for sale, import, develop, or commercialize any Legacy Products, including, in either case, for purposes of clarification but not limitation, a Third Party to whom Legacy or any Affiliate thereof grants exclusive rights to sell, market, or distribute one or more Legacy Products in all or any portion of the Legacy Field.

1.19 “Legacy Product” means any product incorporating, alone or in combination with one or more other APIs, VT-464, any Derivative, or any other Target Inhibitor the structure of which was, in whole or in part, predicted, identified, generate, or developed through the use of the Metalloprotein Technology in the Legacy Field.

1.20 “Metallobase™” means, as in existence as of the Effective Date, Primary’s and its Affiliates’ proprietary database of information relating to metalloproteins that have been the basis of pharmaceutical and academic research programs and information relating to Metalloprotein Inhibitors of those metalloproteins that have been publicly disclosed or presented in the scientific literature. Notwithstanding anything to the contrary, Metallobase™ shall not include any such Know-How, or subject matter claimed in any Patent Rights, owned, licensed, or otherwise controlled by any Primary Acquiring Entity prior to the date of the transaction by which such Primary Acquiring Entity first became a Primary Acquiring Entity, provided that such Know-How, or subject matter claimed in any Patent Rights, was not already included within Metallobase™ prior to the date of the transaction by which such Primary Acquiring Entity first became a Primary Acquiring Entity.

1.21 “Metallophile™ Indices” means, as they exist and/or are known to Primary as of the Effective Date, Primary’s and its Affiliates’ in silico-derived predictors of the binding affinity of a given metal-binding group to a given metal. Notwithstanding anything to the contrary, Metallophile™ Indices shall not include any such Know-How, or subject matter claimed in any Patent Rights, owned, licensed, or otherwise controlled by (i) any Primary Acquiring Entity prior to the date of the transaction by which such Primary Acquiring Entity first became a Primary Acquiring Entity, provided that such Know-How, or subject matter claimed in any Patent Rights, was not already included within the Metallophile™ Indices prior to the date of the transaction by which such Primary Acquiring Entity first became a Primary Acquiring Entity, or (ii) any Primary Acquired Entity prior to the date of the transaction by which such Primary Acquired Entity first became a Primary Acquired Entity, provided that such Know-How, or subject matter claimed in any Patent Rights, was not already included within the Metallophile™ Indices prior to the date of the transaction by which such Primary Acquired Entity first became a Primary Acquired Entity.

1.22 “Metallophile™ Technology” means, as it exists as of the Effective Date, the technology used by Primary and its Affiliates to identify and design Metalloprotein Inhibitors and analogues thereof, which technology shall include (but not be limited to) Metallobase™, Metallophiles™, Metallophile™ Indices. Notwithstanding anything to the contrary, Metallophile™ Technology shall not include any such Know-How, or such subject matter claimed in any Patent Rights, owned, licensed, or otherwise controlled by (i) any Primary Acquiring Entity prior to the date of the transaction by which such Primary Acquiring Entity first became a Primary Acquiring Entity, provided that such Know-How, or subject matter claimed in any Patent Rights, was not already included within Metallophile™ Technology prior to the date of the transaction by which such Primary Acquiring Entity first became a Primary Acquiring Entity or (ii) any Primary Acquired Entity prior to the date of the transaction by which such

Primary Acquired Entity first became a Primary Acquired Entity, provided that such Know-How, or subject matter claimed in any Patent Rights, was not already included within the Metallophile™ Technology prior to the date of the transaction by which such Primary Acquired Entity first became a Primary Acquired Entity.

1.23 “Metallophiles™” means, as it exists as of the Effective Date, Primary’s and its Affiliates’ database of alternative metal-binding groups that can be used in the design of Metalloprotein Inhibitors. Notwithstanding anything to the contrary, Metallophiles shall not include any such Know-How, or such subject matter claimed in any Patent Rights, owned, licensed, or otherwise controlled by (i) any Primary Acquiring Entity prior to the date of the transaction by which such Primary Acquiring Entity first became a Primary Acquiring Entity, provided that such Know-How, or subject matter claimed in any Patent Rights, was not already included within Metallophiles prior to the date of the transaction by which such Primary Acquiring Entity first became a Primary Acquiring Entity or (ii) any Primary Acquired Entity prior to the date of the transaction by which such Primary Acquired Entity first became a Primary Acquired Entity, provided that such Know-How, or subject matter claimed in any Patent Rights, was not already included within Metallophiles™ prior to the date of the transaction by which such Primary Acquired Entity first became a Primary Acquired Entity.

1.24 “Metalloprotein Inhibitor” means any compound or agent that combines with a metalloprotein in such a manner as to prevent, inhibit, or interfere with the normal substrate-metalloprotein combination and the subsequent catalytic reaction.

1.25 “Patent Rights” means patents, patent applications, and any and all divisions, continuations, continuations-in-part, reissues, renewals, extensions or the like of any such patents and patent applications and all equivalents thereof worldwide.

1.26 “Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity.

1.27 “Primary Acquired Entity” means, in the event Primary or any Affiliate thereof acquires any Third Party or all or substantially all of the stock, assets, or business of a Third Party or otherwise obtains control of a Third Party (with “control”, for purposes of this definition, having the meaning set forth above in the definition of “Affiliate”), such Third Party or any Affiliate thereof.

1.28 “Primary Acquiring Entity” means any entity that acquires all or substantially all of the stock, assets, or business of Primary (or all or substantially all of the assets or business thereof related, in either case, to this Agreement) or otherwise obtains control of Primary (with “control”, for purposes of this definition, having the meaning set forth above in the definition of “Affiliate”), or any Affiliate of such an entity

1.29 “Permitted Primary Structure Information” means any metal-binding group or chemical structure(s) thereof, or any other Know-How Controlled by Primary as of the Effective Date or Controlled by Legacy or any Affiliate thereof which, in the reasonable determination of Primary, may provide insight as to Primary’s or Legacy’s methods, processes, and other technology or information, including but not limited to the Metallophile™ Technology, used specifically to predict, identify, generate, or develop the composition or structure of such metal-binding groups that (x) becomes publicly available, (y) is approved in writing by Primary for disclosure by Legacy or (z) is reasonably necessary or useful for the development, manufacture, or commercialization of a Legacy Product in the Field.

1.30 “Protected Primary Structure Information” means, to the extent (i) known to Legacy as of the Effective Date or (ii) disclosed to Legacy by Primary or any Affiliate thereof following the Effective Date and not independently developed by or on behalf of Legacy or any Affiliate thereof without use or benefit of Primary’s Confidential Information or the Metallophile™ Technology, Primary Know-How concerning or constituting metal-binding groups included in, or utilized to specifically predict, generate, or develop, any Target Inhibitor, the chemical structures thereof, or any other Know-How Controlled by Primary which, in the reasonable determination of Primary, may provide insight as to the Metallophile™ Technology and its use to predict, identify, generate, or develop the composition or structure of such metal-binding groups, provided that Protected Primary Structure Information shall not include Permitted Primary Structure Information.

1.31 “Regulatory Approval” means any and all approvals (including supplements, amendments, pre- and post-approval), licenses, registrations, clearances, permits, or authorizations of any national, supra-national (e.g., the European Commission or the Council of the European Union), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, that are necessary for the manufacture, distribution, use, marketing, or sale of a pharmaceutical or biological product for its intended use in a particular jurisdiction.

1.32 “Regulatory Filing” means any application for any form of Regulatory Approval, application to any Governmental Authority to test or evaluate any pharmaceutical or biological product, any DMFs, MSDSs, and any other filings or submissions required by or provided to any Governmental Authority(ies) relating to the development or commercialization of any pharmaceutical or biological product, including any supporting documentation, correspondence, meeting minutes, amendments, supplements, registrations, licenses, regulatory drug lists, advertising and promotion documents, adverse event files, complaint files, and manufacturing, shipping, or storage records with respect to any of the foregoing

1.33 “Target” means 17a-hydroxylase/17,20 lyase (also referred to as CYP17).

1.34 “Target Inhibitor” means a Metalloprotein Inhibitor that has an IC50 concentration of 1 micromolar or less against the Target.

1.35 “Territory” means the entire world.

1.36 “Third Party” means any Person other than Primary, Legacy, or any Affiliate of either of the foregoing.

1.37 “Valid Claim” means a claim of any pending patent application or any issued, unexpired United States or granted foreign patent that has not been dedicated to the public, disclaimed, abandoned or held invalid or unenforceable by a court or other body of competent jurisdiction from which no further appeal can be taken, and that has not been explicitly disclaimed, or admitted in writing to be invalid or unenforceable or of a scope not Covering a particular subject matter through reissue, disclaimer or otherwise.

2. Protective Provisions. Notwithstanding anything to the contrary, Legacy shall not disclose, provide, or identify any portion of the Metallophile™ Technology, any metal-binding groups included in any Metalloprotein Inhibitors with respect to the Target, or any other Protected Primary Structure Information to any Affiliate of Legacy or Third Party, provided that the foregoing shall not apply to Permitted Primary Structure Information. Legacy shall (i) use Commercially Reasonable Efforts to maintain the confidentiality of Permitted Primary Structure Information of the type referenced in clause (y) or (z) of Section 1.29 (which efforts shall include, to the extent Commercially Reasonable, disclosing Permitted Primary Structure Information to Third Parties under Commercially Reasonable obligations of confidentiality) and (ii) use (and ensure that its Affiliates use) Commercially Reasonable Efforts to enforce all conditions of confidentiality imposed by Legacy with respect to Permitted Primary Structure Information. Neither Legacy nor any Affiliate thereof shall intentionally undertake any efforts to reverse engineer any portion of the Metallophile™ Technology, except to the extent necessary to enable Legacy to exercise its rights under this Agreement.

3. Licenses

3.1 Licenses to Legacy.

(a) Licenses. Primary hereby grants Legacy a royalty-free, fully-paid, world-wide, exclusive license, without rights of sublicense and transferable only in accordance with Section 9.8, under the Metallophile™ Technology and, solely to the extent Metallophile™ Improvements have been provided to Primary by Legacy in accordance with Section 5.3, Metallophile™ Improvements to research and develop APIs constituting Target Inhibitors, including but not limited to VT-464 and Derivatives, or products incorporating any Target Inhibitors, alone or in combination with other APIs, which license shall be perpetual and irrevocable except in the event of any termination pursuant to Section 8, provided that the Parties acknowledge and agree that Primary’s, its Affiliates’, and their respective licensees’ research, development, or commercialization of any Metalloprotein Inhibitor with respect to any metalloprotein target other than the Target that also may be a Metalloprotein Inhibitor with respect to the Target shall not constitute a breach of this Agreement to the extent the Target was not intentionally targeted by Primary, its Affiliates, or their respective licensees in the course of the research or development of such Metalloprotein Inhibitor using the Metallophile™ Technology. The foregoing shall not be construed as creating in Legacy any right, title, or interest in any Metallophile™ Improvements, except for the license granted in the first sentence of this Section 3.1(a). Primary hereby grants Legacy and its Affiliates a nonexclusive, royalty-free, fully-paid, perpetual and irrevocable world-wide license, with rights of sublicense, under Permitted Primary Structure Information (to the extent Controlled by Primary) to make, have made, use, sell, offer for sale, and import Legacy Products incorporating, alone or in combination with other APIs, one or more of the following as an API: (i) VT-464, (ii) Derivatives, or (iii) any other Target Inhibitor(s) that is(are) identified, predicted, generated, or developed through Legacy’s exercise of its rights under the preceding sentence.

(b) Sublicensing. The license granted in the second (2nd) sentence of Section 3.1(a) shall include the right of Legacy and its Affiliates to sublicense to any Third Party so long as such sublicense is consistent with the terms of this Agreement and contains terms reasonably sufficient to enable Legacy and its Affiliates to comply with the provisions of this Agreement and satisfy their obligations hereunder.

3.2 Licenses to Primary.

(a) License. Legacy hereby grants Primary and its Affiliates a perpetual, irrevocable, royalty-free, fully-paid, transferable, co-exclusive license, with rights of sublicense as further described below, under the Legacy Know-How to make, have made, use, sell, import, research, develop, or commercialize Metalloprotein Inhibitors, or any products incorporating any Metalloprotein Inhibitors in the Territory, other than VT-464, Derivatives, or Target Inhibitors.

(b) Sublicensing. The licenses granted in Section 3.2(a) shall include the right of Primary and its Affiliates to sublicense to any Third Party so long as such sublicense is consistent with the terms of this Agreement and contains terms reasonably sufficient to enable Primary and its Affiliates to comply with the provisions of this Agreement and satisfy their obligations hereunder.

3.3 Section 365(n). All licenses granted under this Agreement are deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined in Section 101 of such Code. The Parties agree that a Party granted a license pursuant to this Agreement (a “Licensee”) may fully exercise all of its rights and elections under the U.S. Bankruptcy Code and any foreign equivalent thereto in any country having jurisdiction over a Party or its assets. The Parties further agree that, in the event a Licensee elects to retain its rights as a licensee under such Code, such Licensee shall be entitled to complete access to any technology licensed to it hereunder and all embodiments of such technology. Such embodiments of the technology shall be delivered to such Licensee not later than:

(a) the commencement of bankruptcy proceedings against the other Party, upon written request, unless the other Party elects to perform its obligations under this Agreement, or

(b) if not otherwise delivered under this Section 3.3, upon the rejection of this Agreement by or on behalf of the other Party, upon Licensee’s written request.

3.4 No Implied Rights. Neither Party (nor any Affiliate of either Party) shall obtain any implied license rights to any Patent Rights or Know-How of the other Party (or any Affiliate thereof). Any rights not expressly granted to a Party (or its Affiliates) under this Agreement shall be retained by the other Party (and its Affiliates).

4. Diligence; Compliance; Affiliates.

4.1 Compliance. Each Party shall comply, and cause its Affiliates to comply, with all Applicable Laws in the performance of its obligations, and exercise of its rights, under this Agreement.

4.2 Maintenance of Rights. Except as expressly contemplated by this Agreement, both Legacy and Primary shall not, and shall ensure that their Affiliates do not, by act, omission, or the execution of any agreement with any Third Party, directly or indirectly materially and adversely affect, or materially reduce the scope of, the other Party’s rights under this Agreement with respect to Metallophile™ Technology (including Metallophile™ Improvements) without the other Party’s written consent.

4.3 Responsibility for Affiliates. Each Party shall be responsible for its Affiliates’ compliance with this Agreement, and for any breach of this Agreement by any of its Affiliates. Any act or omission of a Party’s Affiliate concerning this Agreement shall be deemed the act or omission of such Party, and such Party shall be liable for such act or omission as if such act or omission was that of such Party.

5. Confidentiality; Publication; Intellectual Property

5.1 Confidentiality.

(a) Definition. For purposes of this Agreement, “Confidential Information” means all information, technical data or know-how disclosed by or on behalf of one Party (the “Discloser”) to the other Party (the “Recipient”, which shall include any of such party’s Affiliates, directors, officers, employees, agents, contractors, consultants, advisors, and service providers), including, but not limited to, that which relates to research, data, algorithms, formulae, chemical entities, compounds, mixtures, product plans, products, services, customers, markets, software, developments, inventions, processes, designs, drawings, product or satisfaction surveys, questionnaires, marketing or finances, provided that, notwithstanding anything to the contrary, (i) Protected Primary Structure Information, all information concerning Metallophile™ Technology, and any information concerning the manufacture or use of any of the foregoing (other than Permitted Primary Structure Information) shall be deemed the Confidential Information of Primary, and Primary shall be the Discloser, and Legacy the Recipient, thereof regardless of the source or actual initial disclosing party of such Confidential Information, (ii) all Information concerning VT-464, any Derivative thereof, any Legacy Products, or Permitted Primary Structure Information that is disclosed to Primary or any Affiliate thereof hereunder, shall be deemed the Confidential Information of Legacy, and Legacy shall be the Discloser, and Primary the Recipient, thereof regardless of the source or actual initial disclosing party of such Confidential Information, and (iii) the terms and conditions of this Agreement shall be deemed the Confidential Information of both parties. Any disclosure of Confidential Information to Recipient by (a) Discloser or any of its Affiliates or (b) any Third Party at the request of Discloser, shall be deemed to be a disclosure made by Discloser under this Agreement.

(b) Confidentiality and Limitations on Use. Each Recipient agrees that it shall (a) not disclose the Discloser’s Confidential Information to any Third Party, (b) take reasonable precautions to prevent disclosure of such Confidential Information to Third Parties, and (c) not use the Discloser’s Confidential Information except as contemplated by this Agreement. Each Recipient shall be responsible for any breach by its Affiliates, directors, officers, employees, consultants, contractors, advisors, or service providers (collectively, “Representatives”) of the confidentiality obligations and limitations on use contained herein, which shall be considered a breach by Recipient.

(c) Exceptions. The obligations of Recipient under Section 5.1(b) shall not apply to any Confidential Information of the Discloser which the Recipient can demonstrate:

(i) is (at the time of disclosure (or generation)) or becomes (after the time of disclosure (or generation)) known to the public through no breach of this Agreement by Recipient;

(ii) is disclosed to Recipient or any of its Affiliates without obligation of confidentiality or limitation on use by a Third Party who is entitled to disclose it without breaching a confidentiality obligation to Discloser or any of its Affiliates;

(iii) as shown by written records, was known to, or was otherwise in the possession of, Recipient or any of its Affiliates prior to the time of disclosure by Discloser (or, if applicable, generation by Recipient or any Representative thereof); or

(iv) as shown by written records, is developed by Recipient or any of its Affiliates independently of this Agreement and without use or benefit of any of Discloser’s Confidential Information.

(d) Authorized Disclosure and Use. A Recipient may use and disclose the other Party’s Confidential Information as follows: (a) under appropriate confidentiality provisions substantially equivalent to those in this Agreement, solely as reasonably required or useful in connection with the performance of its obligations or exercise of rights granted to such Party in this Agreement, (b) to the extent such disclosure is reasonably necessary in filing or prosecuting patent, copyright, or trademark applications in accordance with this Agreement, prosecuting or defending litigation, complying with Applicable Laws (including, without limitation, any securities regulations applicable to a Party), obtaining Regulatory Approval, or developing or commercializing a product, provided, however, that if Recipient is required by Applicable Laws to make any such disclosure of the other Party’s Confidential Information it will, except where reasonably impracticable for necessary disclosures (for example, in the event of medical emergency), give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use Commercially Reasonable Efforts to secure confidential treatment of such Confidential Information required to be disclosed and, to the extent confidential treatment cannot be secured using Commercially Reasonable Efforts, provide the other Party a reasonable opportunity to review and comment on the proposed disclosure, (c) in communication with existing and potential investors, consultants, advisors (including financial advisors, lawyers and accountants), lenders, acquirers, acquisition or merger targets, licensees, licensors, and other strategic partners on a need to know basis, in each case under appropriate confidentiality provisions substantially equivalent to those of this Agreement, provided that, in any such disclosure, Legacy shall not disclose to any Third Party any Protected Primary Structure Information without Primary’s prior written consent, or (d) to the extent mutually agreed to in writing by the Parties.

(e) Required Disclosures.

(i) Recipient may disclose the Discloser’s Confidential Information if compelled to do so by a court, administrative agency or other tribunal of competent jurisdiction or required to do so under Applicable Law, provided however, that in such case Recipient shall (i) provide prompt written notice to Discloser in advance of the disclosure, to the extent reasonably possible, so that Discloser may seek confidential or protective treatment thereof, (ii) cooperate with Discloser, as reasonably requested thereby, in seeking confidential or protective treatment of such information, and (iii) only disclose that portion of such Confidential Information that, based on the reasonable advice of its legal counsel, is required to be disclosed. In the event that Discloser’s Confidential Information is required to be disclosed pursuant to this paragraph, Recipient shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such Confidential Information.

(ii) The Parties acknowledge that the terms of this Agreement shall be treated as Confidential Information of both Parties. Such terms may be disclosed by a Party to investment bankers, counsel accountants, financial advisors, potential or actual investors, potential or actual lenders, potential or actual acquirers, acquisition targets, or merger targets, actual or potential licensees, or actual or potential other strategic partners, provided that they are bound by obligations of confidentiality and non-use at least as protective as those set forth in this Section 5.1. In addition, a copy of this Agreement or a notification thereof may be filed or registered by either Party with any governmental or regulatory authority, including but not limited to the Federal Trade Commission, the Justice Department, or the Securities and Exchange Commission (or any similar foreign entity) if such filing is required by law or regulation. In connection with any such filing, such Party shall (i) provide the other Party a reasonable opportunity to review and comment on any potential disclosure and (ii) use commercially reasonable efforts to obtain confidential treatment of economic, trade secret, and other confidential or proprietary information to the extent permitted by Applicable Laws and the applicable Governmental Authority(ies). In any event, the Parties agree to take all reasonable action to avoid disclosure of the other Party’s Confidential Information except as permitted hereunder.

(f) Return or Destruction of Confidential Information. Upon termination or expiration of this Agreement, Recipient shall, subject to any rights of Recipient therein that may survive such termination or expiration or Party’s need to retain such Confidential Information to exercise its surviving rights hereunder, return to Discloser or, at Recipient’s option and cost, destroy all Confidential Information (including copies thereof and extracts therefrom) of the Discloser; provided, however, that Recipient may retain one copy of such Confidential Information solely for archival purposes and subject to any copies remaining on Recipient’s standard computer back-up devices (which copies Recipient agrees not to access after termination).

5.2 Publication. Subject to, and without limitation of, Sections 2 and 5.1, Legacy and its Affiliates shall have the right to publish, present or otherwise disclose, including in scientific journals or promotional literature, information pertaining to VT-464, any Derivative thereof, or any Target Inhibitor; provided, however, that the following procedure shall apply: (i) Legacy shall first provide a copy of the proposed publication or presentation to Primary for review and comment for a period not to exceed sixty (60) calendar days (the “Legacy Review Period”); (ii) if, during the Legacy Review Period, Legacy receives written notice from Primary identifying Confidential Information of Primary in such a proposed publication or presentation and requesting its deletion, then Legacy shall (i) delete such Confidential Information from the proposed publication and/or delay such publication or presentation for an additional sixty (60) calendar days in order to permit Primary to file a patent application covering such Confidential Information.

5.3 Metallophile™ Improvements. Subject to Legacy’s rights under Section 3.1, Primary shall be entitled to sole ownership of all inventions, discoveries, or improvements directly related to the Metallophile™ Technology conceived, reduced to practice, or otherwise generated by either Party, any Affiliate thereof, or any employee, contractor, agent, or representative of either Party or any Affiliate thereof, solely or jointly with the other Party, any Affiliate thereof, or any Third Party, as a result of the activities contemplated by this Agreement, the parties’ interactions under this Agreement, or Legacy’s, its Affiliates’, or their employees’, contractors’, agents’ or representatives’ knowledge or use of, or access to, Primary’s Confidential Information or Metallophile™ Technology, and all intellectual property rights related thereto (collectively, all of the foregoing, “Metallophile™ Improvements”). Subject to Legacy’s rights under Section 3.1, Legacy hereby assigns all of its right, title, and interest in any Metallophile™ Improvements, and all intellectual property rights related thereto, to Primary, free and clear of all liens, claims, and encumbrances. Legacy shall take all actions, and shall cause its Affiliates and its Affiliates’ employees, contractors, agents, and other representatives to take all actions, including but not limited to the execution of patent assignments or other documents, reasonably requested by Primary to effect the purposes of the foregoing. As soon as reasonably aware of the conception, reduction to practice, or other generation of any Metallophile™ Improvement by Legacy or any Affiliate thereof, or any employee, contractor, agent, or other representative of either of the foregoing, solely or jointly with Primary or any Third Party, Legacy shall promptly disclose the same to Primary in writing. Notwithstanding the foregoing, Primary shall have the right to inquire once every six (6) months as to whether Legacy or an Affiliate thereof, or any employee, contractor, agent or other representative of either of the foregoing has conceived, reduced to practice, or otherwise generated any Metallophile™ Improvement. Within forty-five (45) days of said inquiry, Legacy will: (1) disclose the existence of any such Metallophile™ Improvement to Primary in writing; and (2) make said Metallophile™ Improvement available to Primary in a manner to be agreed upon by the Parties.

5.4 Legacy Inventions. Legacy shall, notwithstanding anything to the contrary, be entitled to sole ownership of all inventions, discoveries, or improvements constituting a Target Inhibitor, or directly concerning the use or manufacture thereof, conceived, reduced to practice, or otherwise generated by or on behalf of Legacy, any Affiliate thereof, or any employee, contractor, agent, or representative of either of the foregoing, solely or jointly with Primary, any Affiliate thereof, or any Third Party, as a result of Legacy’s exercise of the rights granted to it and its Affiliates under this Agreement or the research, development, manufacture, or commercialization of Target Inhibitors by or on behalf of Legacy or its Affiliates, and all intellectual property rights related thereto, which shall include but not be limited to any Patent Rights Covering any such invention, discovery, or improvement (collectively, all of the foregoing, “Legacy Inventions”). Primary hereby assigns all of its right, title, and interest in any Legacy Invention, and all intellectual property rights related thereto, to Legacy, free and clear of all liens, claims, and encumbrances. Primary shall take all actions, and shall cause its Affiliates and its Affiliates’ employees, contractors, agents, and other representatives to take all actions, including but not limited to the execution of patent assignments or other documents, reasonably requested by Legacy to effect the purposes of the foregoing.

6. Representations and Warranties; Disclaimer.

6.1 Representations and Warranties. Each Party represents and warrants to the other that, as of the Effective Date:

(a) it is duly organized and validly existing under the laws of its jurisdiction of organization, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action;

(c) this Agreement is legally binding upon it and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any Governmental Authority having jurisdiction over it;

(d) it is aware of no action, suit or inquiry or investigation instituted by any governmental agency that questions or threatens the validity of this Agreement; and

(e) all necessary consents, approvals and authorizations of all Governmental Authorities and other parties required to be obtained by such Party to enter into this Agreement have been obtained (provided, however, that the foregoing shall not be construed as a representation or warranty concerning governmental authorizations and non-infringement of intellectual property rights of Third Parties disclaimed in Section 6.2 below).

6.2 Disclaimer of Warranties. EXCEPT AS EXPLICITLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTIES, EITHER EXPRESS OR IMPLIED, AS TO ANY MATTER, INCLUDING, WITHOUT LIMITATION, THE RESULTS OF ANY RESEARCH OR DEVELOPMENT CONTEMPLATED BY THIS AGREEMENT,

ANY INVENTIONS, COMPOUNDS, OR PRODUCT, TANGIBLE OR INTANGIBLE, CONCEIVED, DISCOVERED OR DEVELOPED UNDER THIS AGREEMENT, THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE RESULTS OF SUCH RESEARCH AND DEVELOPMENT OR ANY COMPOUND OR PRODUCT, OR ANY WARRANTY THAT THE MANUFACTURE, USE, SALE, OR IMPORT OF ANY PRODUCT WILL NOT INFRINGE, VIOLATE, OR MISAPPROPRIATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY. EACH PARTY ACKNOWLEDGES THAT, WITHOUT LIMITATION OF THE PARTY’S CONTRACTUAL OBLIGATIONS HEREUNDER, THE RESEARCH AND DEVELOPMENT CONTEMPLATED BY THIS AGREEMENT IS EXPERIMENTAL IN NATURE AND THAT NEITHER PARTY HAS ANY OBLIGATION, AND HAS MADE NO WARRANTY, WITH RESPECT TO ANY OUTCOME OR RESULTS OF SUCH RESEARCH AND DEVELOPMENT.

7. Indemnification; Limitations on Liability

7.1 Indemnification by Legacy. Subject to Section 7.3, Legacy hereby agrees to defend, indemnify and hold harmless Primary and its Affiliates and each of their directors, officers, employees, agents, contractors, and other representatives (“Primary Indemnitees”) from and against all suits, claims, proceedings or causes of action brought by any Third Party(ies) (“Claims”), and all associated damages, liabilities, expenses and/or loss, including reasonable legal expenses and reasonable attorneys’ fees (“Losses”), to the extent arising out of (I) Legacy’s, its Affiliates’, Legacy Licensees’, or any Legacy Representative’s (i) negligence or willful misconduct in connection with this Agreement, (ii) breach of this Agreement, (iii) failure to comply with Applicable Laws in connection with this Agreement, or (iv) development, commercialization, manufacture, use, import, export, sale, marketing, or distribution of any Legacy Product or (II) any Third Party’s claim or allegation of infringement of its intellectual property rights by Legacy’s exercise of its rights hereunder with respect to Metallophile™ Technology or Legacy’s, its Affiliates’, Legacy Licensees’, or any Legacy Representative’s development, commercialization, manufacture, use, import, export, sale, marketing, or distribution of any Legacy Product, except to the extent such Losses result from the circumstances described in the first (1st) sentence of Section 7.2. For purposes of this Section 7, a “Legacy Representative” means any officer, director, employee, contractor, agent, other representative, successor, or assign of Legacy or any Affiliate thereof.

7.2 Indemnification by Primary. Subject to Section 7.3, Primary hereby agrees to defend, indemnify and hold harmless Legacy and its Affiliates and each of their directors, officers, employees, agents, contractors, and other representatives (“Legacy Indemnitees”) from and against all Claims and all associated Losses, to the extent arising out of Primary’s, its Affiliates’, or any Primary Representatives’ (i) negligence or willful misconduct in connection with this Agreement, (ii) breach of this Agreement, or (iii) failure to comply with Applicable Laws in connection with this Agreement, except to the extent such Losses result from any of the circumstances described in clause (I) or (II) of the first (1st) sentence of Section 7.1. For purposes of this Section 7, a “Primary Representative” means any officer, director, employee, contractor, agent, other representative, successor, or assign of Primary or any Affiliate thereof.

7.3 Indemnification Procedure. Each Party’s agreement to indemnify, defend, and hold harmless under Section 7.1 or 7.2, as applicable, is conditioned upon the indemnified party (a) providing written notice to the indemnifying Party of any claim, demand or action arising out of the indemnified matter as soon as reasonably possible, and in any event no later than within thirty (30) days after the indemnified Party has actual knowledge of such claim, demand or action, (b) permitting the indemnifying Party to assume control over the investigation of, preparation and defense against, and settlement or voluntary disposition of any such claim, demand or action, (c) assisting the indemnifying Party, at the indemnifying Party’s reasonable expense, in the investigation, preparation, defense, and settlement or voluntary disposition of any such claim, demand or action, and (d) not compromising, settling, or entering into any voluntary disposition of any such claim, demand or action without the indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld; provided, however, that if the party entitled to indemnification fails to promptly notify the indemnifying Party pursuant to the foregoing clause (a), the indemnifying Party will only be relieved of its indemnification obligation under this Section 7 to the extent materially prejudiced by such failure. Notwithstanding anything to the contrary, however:

(a) an indemnifying Party shall not compromise, settle, or enter into any voluntary disposition of any claim, demand or action in any manner that admits material fault or wrongdoing on the part of the indemnified party or incurs non-indemnified liability on the part of the indemnified party without the prior written consent of the indemnified party; and

(b) an indemnifying Party shall not settle, compromise, or agree to any voluntary disposition of any matter subject to indemnification hereunder in any manner which may materially and adversely affect any portion of the Metallophile™ Technology without Primary’s prior written consent.

7.4 Limitations on Liability. IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT, PROVIDED THAT, NOTWITHSTANDING ANYTHING TO THE CONTRARY, THE FOREGOING SHALL NOT BE CONSTRUED TO LIMIT THE INDEMNITY OBLIGATIONS SET FORTH IN SECTIONS 7.1 AND 7.2 ABOVE OR EITHER PARTY’S LIABILITY FOR PATENT INFRINGEMENT OR BREACH OF SECTION 5.1.

8. Term; Termination

8.1 Term. This Agreement commences on the Effective Date and shall remain in effect until terminated pursuant to Section 8.2 or 8.3.

8.2 Discretionary Termination by Legacy. Legacy shall have the right to terminate this Agreement at any time upon written notice to Primary

8.3 Termination for Cause. Either Party shall have the right to immediately terminate this Agreement in the event the other Party fails to perform any of its material obligations under this Agreement and such failure to perform is not cured within thirty (30) days of written notice of such failure. The right of any Party to terminate this Agreement pursuant to this Section shall not be affected in any way by its waiver (other than waivers executed in writing by an authorized officer of such Party) or failure to take action with respect to any prior default. The Party not in default shall be entitled to terminate this Agreement without prejudice to any other rights conferred on it by this Agreement or under law or equity.

8.4 Effects of Termination or Expiration; Survival. Upon any termination or expiration of this Agreement, Legacy’s rights under the first (1st) sentence of Section 3.1(a) shall terminate and, except as permitted by the second (2nd) sentence of Section 3.1(a), Legacy shall (i) cease all practice and/or use of the Metallophile™ Technology and (ii) destroy all records, information, and software related to the Metallophile™ Technology. Sections 1, 2, 3.1(a) (only with respect to the second (2nd) sentence thereof), 3.1(b), 3.2, 3.3, 3.4, 4.3, 5, 6.2, 7, 8, and 9 and the Parties’ rights and obligations thereunder, shall survive termination or expiration of this Agreement, and termination or expiration of this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of any Party prior to such termination or expiration.

8.5 Termination Not Limitation on Other Available Remedies. Any rights or remedies set forth in this Section 8 are not exclusive, and shall not limit any other legal or equitable remedies that are available to the Parties.

9. Miscellaneous

9.1 Notice. Any notice required or permitted to be given hereunder shall, except where specifically provided otherwise, be given in writing to the person listed below by personal delivery or reputable international business courier with guaranteed delivery in three (3) days or less:

If to Primary:	If to Legacy:

VPS-1, Inc.	Innocrin Pharmaceuticals, Inc.
4505 Emperor Blvd.	4505 Emperor Blvd.
Suite 300	Suite 300
Durham, NC 27703	Durham, NC 27703
Attention: Robert Schotzinger	Attention: William Moore
Facsimile: (919) 467-8540	Facsimile: (919) 467-8540

or to such address as each party designates by written notice to the other. Notice hereunder shall be deemed to have been duly given (a) on the date of delivery, if delivered personally, or (b) if delivered by a reputable international business courier, the date of delivery to such address confirmed by such courier.

9.2 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, excluding that body of law known as choice of law, and shall be binding upon the parties hereto in the United States and worldwide.

9.3 Entire Agreement; Amendment. This Agreement, including but not limited to the schedules and appendices hereto, set forth the entire agreement and understanding of the parties as to the subject matter hereof and shall be binding on the parties and on each of their respective Affiliates. Except as explicitly provided for in this Agreement, this Agreement may be amended only by a written instrument duly executed by both parties hereto.

9.4 Waiver. The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

9.5 Severability. Any invalidity, illegality or limitation of the enforceability with respect to any one or more of the provisions of this Agreement, or any part thereof, shall in no way affect or impair the validity, legality or enforceability of any other provisions of this Agreement. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent practicable, be modified so as to make it valid, legal and enforceable and to retain as nearly as practicable the intent of the parties, and the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

9.6 Headings. The headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement

9.7 Publicity. Notwithstanding anything to the contrary in this Agreement, either party may issue a press release or other public statement, whether oral or written, disclosing the existence (but not the terms) of this Agreement provided that such party has obtained the prior written consent of the other party, which consent shall not be unreasonably withheld, provided that, in the event any such release or statement is required by Applicable Laws (including but not limited to the rules of any internationally recognized public securities exchange), such statement or release may be made without the other party’s prior written consent, provided the party required to make such release or statement provides, to the extent reasonably possible, the other party a reasonable advance opportunity to review and comment on the proposed statement or release.

9.8 Assignment. This Agreement may not be assigned by either party without the prior written consent of the other, such consent not to be unreasonably withheld; provided, however, that either Party may assign this Agreement (and its rights and obligations hereunder) without the other Party’s consent: (a) to one of its Affiliates or (b) in connection with the assignment, transfer, sale or divestiture of all or substantially all of its business or assets (or that portion thereof to which this Agreement pertains) or in the event of its merger or consolidation with a Third Party, provided that, in the case of such an assignment under clause (a) or (b), such assignee agrees in writing to be bound by all terms and conditions of this Agreement. Any attempted assignment of this agreement made in violation of the foregoing shall be deemed null and avoid. This Agreement shall inure to the benefit of and be binding upon each party, its successors and assigns. No assignment shall relieve either party of the performance of any accrued obligation.

9.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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EXECUTION VERSION

IN WITNESS WHEREOF, the Parties have each duly executed this Metallophile Technology License Agreement by their appropriate authorized representative as of the Effective Date.

INNOCRIN PHARMACEUTICALS, INC.		VPS-1, INC.

By:	/s/ William Moore	By:	/s/ Robert J. Schotzinger, M.D., Ph.D
Name:	William Moore	Name:	Robert J. Schotzinger, M.D., Ph.D
Title:	President	Title:	President

[Signature Page to Metallophile License]